4th Amended and Restated Appendix A
to
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST
AND
361 CAPITAL, LLC

Fund	Advisor Fee	Effective Date
361 Domestic Long/Short Equity Fund	1.10%	__/__/__
361 Global Counter-Trend Fund	1.25%	03/01/15
361 Global Long/Short Equity Fund	1.25%	12/12/14
361 Long/Short Credit Fund	1.00%	__/__/__
361 Macro Opportunity Fund	1.25%	06/30/14
361 Managed Futures Strategy Fund	1.50%	12/19/11

Agreed and accepted this ______day of _______________, 2016

INVESTMENT MANAGERS SERIES TRUST	361 CAPITAL, LLC

By:	By:
Print Name:	Print Name:
Title:	Title: